Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

PURSUANT TO THE BERRY GLOBAL GROUP, INC.

2015 LONG-TERM INCENTIVE PLAN

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD (the “Award”) is made and entered into as of the Grant Date by Berry Global Group, Inc. (the “Company”) to ____________________________ (the “Participant”).

Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Participant the Performance Restricted Stock Units described below in consideration of the Participant’s services to the Company.

A.	Grant Date: [DATE].

B.	Plan (under which granted): Berry Global Group, Inc. 2015 Long-Term Incentive Plan.

C.	Performance Restricted Stock Units: The number of Performance Restricted Stock Units subject to the Award at “Target” level shall be _________________________________ (_______) and at “Maximum” level shall be _________________________________ (_______). Each Performance Restricted Stock Unit represents the Company’s unfunded and unsecured obligation to make a payment in cash or cash equivalents measured by the value of the Company’s common stock (“Common Stock”), in accordance with this Award, subject to the terms of this Award and the Plan.

D.	Performance Goals: As provided in this Paragraph D., the Performance Restricted Stock Units will be earned based on the relative weightings and performance goals set forth below and further described in this Paragraph D over the three-year performance period commencing [DATE] (the “Performance Period”).

Metric Weighting	Relative TSR
		Threshold	Target	Maximum
Percentile
Payout
ROCE
		Threshold	Target	Maximum
Performance
Payout

The amount of Performance Restricted Stock Units that are earned will be determined using the payout table above, interpolated on a straight-line basis conditioned upon performance at or above the “Threshold” level up to the “Maximum” level. Performance below the “Threshold” will result in no Performance Restricted Stock Units earned with respect to that metric and performance above “Maximum” will result in no greater payout.

For purposes of this Paragraph D, the first Performance Goal is Relative Total Shareholder Return (“TSR”) of the Company as compared to the TSR of companies in a specified peer group of companies during the Performance Period. TSR is the change in a company’s stock price plus dividends paid and assumed to be reinvested on the ex-dividend date during the Performance Period, divided by the beginning stock price, compared on a percentile basis to the same change with respect to the peer group. The beginning stock price is the closing stock price average over the thirty (30) trading days ending on the trading day before the start of the Performance Period and the ending stock price will be the closing stock price, inclusive of reinvested dividends, average over the thirty (30) trading days ending with the last trading day within the Performance Period. If a company within the peer group is headquartered outside of the United States, its TSR is calculated based on its primary exchange to avoid currency impact. The following companies, to the extent that they remain going, separate concerns throughout the Performance Period, shall constitute the peer group:

The second Performance Goal is Return on Capital Employed (“ROCE”). The numerator of the calculation is the sum of four (4) quarters’ operating income plus amortization of acquired intangible assets, and the denominator is the average invested capital of the same four-quarter period. Average invested capital is equal to total equity plus debt minus cash minus the step-up from private ownership. Achievement of ROCE will be calculated as an average of the ROCE calculations from the beginning of the Performance Period through the end. Achievement of ROCE will be calculated as an average of the twelve-quarter-ended calculations of ROCE falling within the Performance Period. The calculation will include adjustments for completed acquisitions or divestitures as well as accounting standards that are adopted after the Grant Date.

E.	Service Condition: Regardless of the level of achievement of Performance Goals attained pursuant to Paragraph D above, no Performance Restricted Stock Units shall become Vested Performance Units (as defined in Paragraph F) unless the Participant remains in the continuous service of the Company or an Affiliate through the end of the Performance Period without experiencing a Termination of Employment.

Service Condition Exceptions. Notwithstanding the foregoing, the Service Condition will be deemed satisfied as to all or a portion of the Performance Restricted Stock Units, as indicated below, if the Participant provides continuous service to the Company and/or an Affiliate following the Grant Date through the date of any of the earlier events listed below without experiencing a Termination of Employment:

(1)	If Participant experiences a Termination of Employment (or other termination of service) due to the death, Disability, or Retirement of the Participant, the Service Condition shall be deemed satisfied.

(2)	If Participant experiences a Termination of Employment (or other termination of service) by the Company (or an Affiliate) without Cause, the Service Condition shall be deemed partially satisfied with respect to a pro-rated number of Performance Restricted Stock Units. At the end of the Performance Period, the payout of the Award will be determined by multiplying the number of Performance Restricted Stock Units earned on actual performance during the Performance Period by a fraction, the numerator of which is full months completed during the Performance Period prior to the Termination of Employment and the denominator of which is 36.

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(3)	Notwithstanding anything in this Paragraph E. to the contrary, if the Participant experiences an involuntary Termination of Employment (or other termination of service) by the Company or an Affiliate for any reason other than Cause, or if the Participant has and exercises the right to resign for “good reason” under an employment agreement between the Company or an Affiliate and the Participant, (a) within two (2) years following a Change in Control, then the Service Condition shall be deemed satisfied; or (b) at any time after two (2) years following a Change in Control, then the Service Condition shall be deemed met with respect to an additional forty percent (40%) (e.g., if, immediately prior to such termination, one-third of the Service Condition would have been satisfied if the Participant was terminated under Paragraph E.(2) above, then following such termination, seventy-three and one-third percent (73 1/3%) of the Vested Condition shall be deemed satisfied); provided, that the Vesting Condition shall never be more than 100% satisfied.

(4)	If Participant experiences a Termination of Employment (or other termination of service) prior to the completion of the Performance Period for any reason other than those set forth in Paragraphs E.(1), (2), or (3) above, the Award shall immediately terminate in full. If Participant experiences a Termination of Employment (or other termination of service) for Cause prior to settlement under Paragraph G. below, the Award shall immediately terminate in full as of the date the Company or an Affiliate determines that the Participant’s employment or service will be terminated for Cause, whether or not Vested Performance Units.

F.	Vested Performance Units: To the extent the Performance Goals and Service Condition have been satisfied (or, in the case of the Service Condition, deemed satisfied), Performance Restricted Stock Units shall be considered “Vested Performance Units.” Any portion of the Performance Restricted Stock Units which have not, or have not been deemed to have, satisfied both the Service Condition in accordance with this Paragraph E and Performance Goals in accordance with Paragraph D above as of the end of the Performance Period shall be forfeited.

G.	Settlement of Vested Performance Units: Subject to the attached Terms and Conditions and provided that the Participant has not forfeited his rights to the Performance Restricted Stock Units under Paragraph E.(4), Vested Performance Units shall be settled by payment to the Participant in cash or cash equivalents a lump sum amount equal to the average of the closing prices of Common Stock over the thirty-day period ending on the last day of the Performance Period multiplied by the number of Vested Performance Units, which payment shall be made no later than the fifteenth (15th) day of the third (3rd) month following the last day of the Performance Period.

IN WITNESS WHEREOF, the parties have executed and sealed this Award as of the Grant Date set forth above.

PARTICIPANT	BERRY GLOBAL GROUP, INC.

By:

Title:

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TERMS AND CONDITIONS TO THE

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

PURSUANT TO THE

BERRY GLOBAL GROUP, INC. 2015 LONG-TERM INCENTIVE PLAN

1.     Settlement of Vested Performance Units.

(a)   The Committee’s certification as to the achievement of the Performance Goals shall be final and binding on all parties.

(b)   Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if the Participant is a “specified employee” (within the meaning of Code Section 409A) on the date of a Separation from Service, then any payment made or settlement occurring with respect to such Separation from Service under this Award will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the Award will be paid or settled to the Participant during the five-day period commencing on the earlier of: (1) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (2) the date of the Participant’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Participant’s death), any amount deferred pursuant to this Subsection (b) will be paid or delivered to Participant (or the Participant’s estate, in the event of the Participant’s death) in a lump sum.

(c)   The Company shall withhold from any amount that otherwise becomes payable to the Participant an amount it determines is necessary to satisfy the amount of applicable tax withholding obligations.

2.     Rights as Shareholder. The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Stock which is being used solely as a measure of value for the Award. If, prior to the date that Common Stock is issued in settlement of the Award, the Company declares a dividend on shares of Common Stock, then dividend equivalents in an amount equal to the dividends that would have been paid to the Participant if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit (“Dividend Equivalents”) will be credited to a separate bookkeeping account maintained for the Participant. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid to the Participant in cash or cash equivalents on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 1 hereof.

3.     Change in Capitalization.

(a)   The number and kind of shares of Common Stock subject to the Performance Restricted Stock Units (including, without limitation, Vested Performance Units) shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Common Stock referenced by the Performance Restricted Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)   In the event of a merger, consolidation, extraordinary dividend, sale of substantially all of the Company’s assets or other material change in capital structure of the Company, a tender offer for shares of Common Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments in the Performance Restricted Stock Units or other terms of the Award as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number of Performance Restricted Stock Units, making a corresponding adjustment in the number of shares subject to the Performance Restricted Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in consideration of a cash payment to the Participant in an amount equal to the then Fair Market Value of the shares of Common Stock that are attributable to the Performance Restricted Stock Units. Any determination made by the Committee pursuant to this Section 3(b) will be final and binding on the Participant. Any action taken by the Committee need not treat all participants equally.

(c)   No fractional shares shall be created in making any adjustment pursuant to this Section 3. Instead, any adjustment pursuant to this Section 3 that would otherwise result in a fractional Performance Restricted Stock Unit or fractional share of Common Stock becoming subject to the Award shall be further adjusted to round down the numbers of Performance Restricted Stock Units to the next lowest Performance Restricted Stock Unit or share of Common Stock, as applicable.

(d)   The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

4.     Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to the Award or any Performance Restricted Stock Units thereunder (including, without limitation, Vested Performance Units). Any such disposition not made in accordance with this Award shall be deemed null and void. The restrictions contained in this Section 4 will not apply with respect to transfers of the Performance Restricted Stock Units pursuant to applicable laws of descent and distribution; provided that any applicable restrictions contained in this Section 4 will continue to be applicable to the Performance Restricted Stock Units after any such transfer; and provided further that the transferee(s) of such Performance Restricted Stock Units must agree in writing to be bound by the provisions of the Plan and this Award.

5.     Clawback. Notwithstanding anything herein to the contrary, this Award and any Common Stock issued pursuant to this Award is expressly subject to the Company’s Compensation Recoupment Policy effective January 1, 2020, as the same may be amended from time to time, or any recoupment permitted or required by law.

6.     Section 409A. This Award is intended to comply with, or otherwise be exempt from, Code Section 409A, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

7.     Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Delaware.

8.     Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.     Notice. Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

10.   Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.   Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties. This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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12.   Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

13.   Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.   No Right to Continued Service. Neither this Award nor the issuance of the Performance Restricted Stock Units hereunder shall be construed as giving the Participant the right to continued service with the Company or any affiliate.

15.   Definitions. As used in this Award,

(a)   “Cause” means “Cause” as defined in the employment or other services agreement between the Participant and the Company or an Affiliate that is in effect at the date that an action constituting “Cause” occurs, or if no such definition or agreement exists, (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Participant to substantially perform his duties with the Company or an Affiliate; (ii) willful misconduct by the Participant; (iii) gross negligence by the Participant causing material harm to the Company or an Affiliate; (iv) any act by the Participant of fraud, misappropriation, dishonesty or embezzlement; (v) commission by the Participant of a felony or any other crime involving moral turpitude or dishonesty; or (vi) illegal drug use.

(b)   “Retirement” means the Participant’s Termination of Employment with the Company and its Affiliates for any reason (other than a termination by the Company or an Affiliate for Cause or termination by reason of death or Disability) on or after attaining the age of 55 with at least five years of service, but only so long as the sum of Participant’s age and years of service with the Company and its Affiliates as of such retirement equals or exceeds sixty-five (65). For purposes of computing such sum, each of Participant’s age and years of service shall be rounded down to the nearest whole number.

(c)   Other capitalized terms that are not defined herein have the meaning set forth in the Plan, except where the context does not reasonably permit.

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